Exhibit 10.01
LERACH COUGHLIN STOIA GELLER
     RUDMAN & ROBBINS LLP
PATRICK J. COUGHLIN (111070)
JOHN K. GRANT (169813)
LUKE O. BROOKS (212802)
100 Pine Street, Suite 2600
San Francisco, CA 94111
Telephone: 415/288-4545
415/288-4534 (fax)
PatC@lerachlaw.com
JohnKG@lerachlaw.com
LukeB@lerachlaw.com
             -and-
WILLIAM S. LERACH (68581)
JOY ANN BULL (138009)
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)
BillL@lerachlaw.com
Lead Counsel for Plaintiffs
[Additional counsel appear on signature page.]
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

In re ESS TECHNOLOGY, INC.	)	Master File No. C-02-4497-RMW
SECURITIES LITIGATION	)
	)	CLASS ACTION
)
This Document Relates To:	)	STIPULATION OF SETTLEMENT AND RELEASE

ALL ACTIONS.	)
)

     This Stipulation of Settlement and Release dated as of November 12, 2006 (the “Stipulation”), is made and entered into by and among the following Settling Parties (as defined further in §IV hereof) to the above-entitled Litigation: (i) the Lead Plaintiff (on behalf of himself and each of the Class Members), by and through their counsel of record in the Litigation; and (ii) the Defendants, by and through their counsel of record in the Litigation. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims, upon and subject to the terms and conditions hereof.
I. THE LITIGATION
     On and after September 13, 2002, eight actions were filed in the United States District Court for the Northern District of California (the “Court”) as securities class actions on behalf of purchasers of the publicly traded securities of ESS Technology, Inc. during a defined period of time. These actions were consolidated for all purposes by an order filed January 21, 2003. The consolidated actions are referred to herein collectively as the “Litigation.” In addition, on January 21, 2003, Steve Bardack was appointed Lead Plaintiff.
     The operative complaint in the Litigation is the Second Amended Complaint for Violations of the Federal Securities Laws (the “Complaint”), filed November 3, 2003. As modified by orders of the Court, the Complaint alleges violations of §§10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder on behalf of a class of purchasers of ESST publicly traded securities between August 1, 2002 and September 12, 2002. In an order filed on February 8, 2006, the Court certified a plaintiff class of ESST investors, appointed Lead Plaintiff as class representative, and appointed Lead Counsel as class counsel.
II. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY
     The Defendants have denied and continue to deny each and all of the claims alleged by the Lead Plaintiff in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiff and/or the Class have suffered damage, that the prices of ESST publicly traded securities were artificially inflated by

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reasons of alleged misrepresentations, non-disclosures or otherwise, or that the Lead Plaintiff or the Class were harmed by the conduct alleged in the Litigation.
     Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation. Defendants’ directors’ & officers’ insurance carriers are paying the Defendants’ consideration for entering into this Stipulation.
III. CLAIMS OF THE LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT
     The Lead Plaintiff believes that the claims asserted in the Litigation have merit and that the evidence developed to date supports the claims. However, counsel for the Lead Plaintiff recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Counsel for the Lead Plaintiff also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Lead Plaintiff also are mindful of the inherent problems of proof under and possible defenses to the securities law violations asserted in the Litigation. Counsel for the Lead Plaintiff believe that the settlement set forth in the Stipulation confers substantial benefits upon the Class. Based on their evaluation, counsel for the Lead Plaintiff have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiff and the Class.
IV. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for himself and the Class Members) and the Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation

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shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows.
     1. Definitions
     As used in the Stipulation the following terms have the meanings specified below:
     1.1 “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.
     1.2 “Claims Administrator” means the firm of Gilardi & Co. LLC.
     1.3 “Class” means all Persons (other than those Persons who timely and validly request exclusion from the Class) who purchased or otherwise acquired ESST publicly traded securities between August 1, 2002 and September 12, 2002. Excluded from the Class are the Defendants, their families, and directors of ESST and their families, and short-sellers of ESST securities during the Class Period.
     1.4 “Class Member “ or “Member of the Class” mean a Person who falls within the definition of the Class as set forth in ¶1.3 above.
     1.5 “Class Period” means the period commencing on August 1, 2002 through September 12, 2002, inclusive.
     1.6 “Defendants” means ESST and the Individual Defendants.
     1.7 “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of the Stipulation have been met and have occurred.
     1.8 “Escrow Agent” means the law firm of Lerach Coughlin Stoia Geller Rudman & Robbins LLP or its successor(s).
     1.9 “ESST” means ESS Technology, Inc.
     1.10 “Final” means when the last of the following with respect to the Judgment approving the Stipulation, substantially in the form of Exhibit B attached hereto, shall occur: (i) the expiration of the time to file a motion to alter or amend the Judgment under Federal Rule of Civil Procedure 59(e) without any such motion having been filed; (ii) the time in which to appeal the Judgment has passed without any appeal having been taken; and (iii) if a motion to alter or amend is filed or if an appeal is taken, immediately after the determination of that motion or appeal in such a manner as to

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permit the consummation of the settlement substantially in accordance with the terms and conditions of this Stipulation. For purposes of this paragraph, an appeal shall include any petition for a writ of certiorari or other writ that may be filed in connection with approval or disapproval of this settlement, but shall not include any appeal which concerns only the issue of attorneys’ fees and reimbursement of expenses or any Plan of Allocation of the Settlement Fund, as hereinafter defined.
     1.11 “Individual Defendants” means Robert L. Blair, James B. Boyd, Frederick S. L. Chan and Patrick Ang.
     1.12 “Judgment” means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.
     1.13 “Lead Counsel” means Lerach Coughlin Stoia Geller Rudman & Robbins LLP, Joy Ann Bull, 655 W. Broadway, Suite 1900, San Diego, CA, 92101; and Lerach Coughlin Stoia Geller Rudman & Robbins LLP, John K. Grant, 100 Pine Street, Suite 2600, San Francisco, CA 94111.
     1.14 “Lead Plaintiff” means Steve Bardack.
     1.15 “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.
     1.16 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and Tax Expenses and such attorneys’ fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation and neither Defendants nor their Related Parties shall have any responsibility or liability with respect thereto.
     1.17 “Related Parties” means each of a Defendant’s past or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants, auditors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which a Defendant has a controlling interest, any members of any Individual Defendant’s

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immediate family, or any trust of which any Individual Defendant is the settlor or which is for the benefit of any Individual Defendant’s family.
     1.18 “Released Claims” shall collectively mean any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues of any kind or nature whatsoever whether individual, direct, class, representative, legal, equitable, or any other type or in any other capacity, (including “Unknown Claims” as defined in ¶1.22 hereof) relating to and/or arising from both the purchase or acquisition of ESST publicly traded securities during the Class Period and the acts, facts, statements, or omissions that were or could have been alleged by the Lead Plaintiff in the Litigation or in any court, tribunal or proceeding by or on behalf of the Lead Plaintiff or by or on behalf of any other member of the Class, including the allegations, acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations or omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, the Litigation or the subject matter of or allegations in the Litigation, and including without limitations any claims in any way related to any investment or loss involving ESST securities, or any benefits received by Released Persons, or disclosures or public statements made in connection with any of the foregoing, including, but not limited to, the accuracy, adequacy and completeness of such disclosures.
     1.19 “Released Persons” means each and all of the Defendants and their Related Parties.
     1.20 “Settlement Fund” means Three Million Five Hundred Thousand Dollars ($3,500,000) in cash to be paid to the Escrow Agent pursuant to¶ 2.1 of this Stipulation, plus all interest subsequently earned thereon.
     1.21 “Settling Parties” means, collectively, the Defendants and the Lead Plaintiff on behalf of himself and the Members of the Class.
     1.22 “Unknown Claims” means any Released Claims which the Lead Plaintiff or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object

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to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiff shall expressly and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:
     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Lead Plaintiff shall expressly and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542. The Lead Plaintiff and Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but the Lead Plaintiff shall expressly and each Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, whether or not concealed or hidden, which now exist, or heretofore have existed, or arise hereafter upon any theory of law or equity now existing or coming into existence in the future, (including, but not limited to, any claims arising under federal, state or foreign statutory or common law, including the federal securities laws and any state statutory disclosure law, claims relating to alleged fraud, breach of any duty or rule, negligence or otherwise, intentional conduct, actions with and without malice, and any claims related to alleged unjust enrichment or self-dealing), and without regard to the subsequent discovery or existence of such different or additional facts. The Lead Plaintiff acknowledges, and the Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

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     2. The Settlement
          a. The Settlement Fund
     2.1 Defendants agree to the payment by their insurance carriers of $3,500,000 in settlement consideration. The principal amount of $3.5 million in cash shall be paid to the Escrow Agent within 20 calendar days after the Court enters the Notice Order as defined in ¶ 3.1 below. If the agreed upon amount is not paid on or before the above date, interest will accrue at 8% per annum from the date due until the date the $3.5 million is paid to the Escrow Agent.
          b. The Escrow Agent
     2.2 The Escrow Agent shall invest the Settlement Fund deposited pursuant to ¶2.1 hereof in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. All risks related to the investment of the Settlement Fund shall be borne by the Settlement Fund. Defendants and their Related Parties are not in any way responsible for such investments and bear no risk whatsoever relating to such investments.
     2.3 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Defendants.
     2.4 Subject to further order(s) and/or directions as may be made by the Court, or as provided in the Stipulation, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of the Stipulation.
     2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.
     2.6 Within five (5) days after payment of the Settlement Fund to the Escrow Agent pursuant ¶2.1 hereof, the Escrow Agent may establish a “Notice and Administration Fund,” and may deposit up to $100,000 from the Settlement Fund in it. The Notice and Administration Fund may be used by Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, assisting with the filing of claims,

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administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any. The Notice and Administration Fund shall also be invested and earn interest as provided for in ¶2.2 of this Stipulation.
             c. Taxes
     2.7 (a) The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶2.7, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
          (b) For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)). Such returns (as well as the election described in ¶2.7(a) hereof) shall be consistent with this ¶2.7 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.7(c) hereof.
          (c) All (a) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or their Related Parties or counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (b) expenses and costs incurred in connection with the operation and implementation of this ¶2.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶2.7) (“Tax Expenses”), shall

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be paid out of the Settlement Fund; in all events the Defendants and their Related Parties and counsel shall have no liability or responsibility for the Taxes or the Tax Expenses. The Settlement Fund shall indemnify and hold each of the Defendants and their Related Parties and counsel harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be authorized (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); neither the Defendants nor their Related Parties or counsel are responsible nor shall they have any liability therefor. The parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.7.
          (d) For the purpose of this ¶2.7, references to the Settlement Fund shall include both the Settlement Fund and the Notice and Administration Fund and shall also include any earnings thereon.
          d. Termination of Settlement
     2.8 In the event that the Stipulation is not approved or the Stipulation is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) less expenses paid, incurred or due and owing in connection with the settlement provided for herein, shall be refunded to the Defendants’ insurance carriers based on their respective contributions to the Settlement Fund.
     3. Notice Order and Settlement Hearing
     3.1 Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing of a settlement

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notice (the “Notice”) and publication of a summary notice, substantially in the forms of Exhibits A-l and A-3 attached hereto. The Notice shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application as defined in ¶ 6.1 hereof and the date of the Settlement Hearing as defined below.
     3.2 Lead Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Hearing”) and approve the settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application and the Lead Plaintiff’s request for reimbursement of expenses.
     4. Releases
     4.1 Upon the Effective Date, as defined in ¶ 1.7 hereof, the Lead Plaintiff and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons, whether or not such Class Member executes and delivers the Proof of Claim and Release.
     4.2 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 attached hereto.
     4.3 Upon the Effective Date, as defined in ¶ 1.7 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Class Members and counsel to the Lead Plaintiff from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims.
     5. Administration and Calculation of Claims and Supervision and Distribution of the Settlement Fund
     5.1 The Claims Administrator, subject to such supervision and direction of the Court as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants.

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     5.2 The Settlement Fund shall be applied as follows:
          (a) to pay counsel to the Lead Plaintiff attorneys’ fees and expenses with interest thereon (the ‘Fee and Expense Award’), and to reimburse the Lead Plaintiff for his expenses, if and to the extent allowed by the Court;
          (b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;
          (c) to pay the Taxes and Tax Expenses described in ¶ 2.7 hereof; and
          (d) to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.
     5.3 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following.
     5.4 Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.
     5.5 Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment. Notwithstanding the foregoing, Lead Counsel shall have the discretion to accept late-submitted

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claims for processing by the Claims Administrator so long as distribution of the Net Settlement Fund is not materially delayed thereby.
     5.6 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with the Plan of Allocation set forth in the Notice and approved by the Court. If there is any balance remaining in the Net Settlement Fund after six (6) months from the initial date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to an appropriate non-profit organization.
     5.7 The Defendants and their Related Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, or any losses incurred in connection therewith.
     5.8 No Person shall have any claim against Lead Counsel or the Claims Administrator, or other Person designated by Lead Counsel, or Defendants or their counsel based on the distributions made substantially in accordance with the Stipulation and the settlement contained herein, the Plan of Allocation, or further order(s) of the Court.
     5.9 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not apart of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation.

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     6. Lead Plaintiff’s Counsel’s Attorneys’ Fees and Reimbursement of Expenses
     6.1 Counsel to the Lead Plaintiff may submit an application or applications (the “Fee and Expense Application”) for distributions from the Settlement Fund for: (a) an award of attorneys’ fees; (b) reimbursement of actual expenses incurred in connection with prosecuting the Litigation; and (c) any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court. Lead Counsel reserve the right to make additional applications for fees and expenses incurred.
     6.2 The fees and expenses, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses. Such counsel may thereafter allocate the attorneys’ fees among other plaintiff’s counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the initiation, prosecution and resolution of the Litigation. In the event that the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, and in the event that the Fee and Expense Award has been paid to any extent, then such plaintiff’s counsel who have received any portion of the Fee and Expense Award shall within five (5) business days from receiving notice from Defendants’ counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund such fees and expenses previously paid to them from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund in an amount consistent with such reversal or modification. Each such plaintiff’s counsel’s law firm receiving fees and expenses, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph. Without limitation, plaintiff’s counsel and their partners agree that the Court may, upon application of Defendants and notice to Lead Counsel, summarily issue orders including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, should such law firm fail timely to repay fees and expenses pursuant to this ¶ 6.2.

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     6.3 Lead Plaintiff may submit an application for reimbursement of his time and expenses incurred in the prosecution of the Litigation.
     6.4 The procedure for and the allowance or disallowance by the Court of any applications by any plaintiff’s counsel for attorneys’ fees and expenses, or the expenses of the Lead Plaintiff, to be paid out of the Settlement Fund, are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Fee and Expense Application, or the Lead Plaintiff’s expense application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth therein.
     6.5 Defendants and their Related Parties shall have no responsibility for any payment of attorneys’ fees and expenses to plaintiff’s counsel or to Lead Plaintiff over and above payment to the Settlement Fund.
     6.6 Defendants and their Related Parties shall have no responsibility for the allocation among plaintiff’s counsel, and/or any other Person who may assert some claim thereto (including without limitation Lead Plaintiff), of any Fee and Expense Award that the Court may make in the Litigation, and Defendants and their respective Related Parties take no position with respect to such matters.
     7. Conditions of Settlement, Effect of Disapproval, Cancellation or Termination
     7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:
          (a) Defendants’ insurance carriers have timely made their contributions to the Settlement Fund as required by ¶2.1 hereof;
          (b) Defendants have not exercised their option to terminate the Stipulation pursuant to ¶7.3 hereof;
          (c) the Court has entered the Notice Order, as required by ¶3.1 hereof;

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          (d) the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B attached hereto; and
          (e) the Judgment has become Final, as defined in ¶ 1.10 hereof.
     7.2 Upon the occurrence of all of the events referenced in ¶ 7.1 hereof, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If all of the conditions specified in ¶ 7.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶ 7.4 hereof unless Lead Counsel and counsel for the Defendants mutually agree in writing to proceed with the Stipulation.
     7.3 Defendants shall have the option to terminate the settlement in the event that Class Members who purchased or acquired more than a certain number of shares of ESST publicly traded securities during the Class Period choose to exclude themselves from the Class, as set forth in a separate agreement (the ‘Supplemental Agreement”) executed between Lead Counsel and Defendants’ counsel.
     7.4 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Lead Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest), less expenses which have either been disbursed pursuant to ¶¶ 2.6 and 2.7 hereof, or are determined to be chargeable to the Notice and Administration Fund, shall be refunded by the Escrow Agent pursuant to written instructions from Defendants’ counsel. At the request of counsel for the Defendants, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, at the written direction of counsel to the Defendants.
     7.5 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of November 11, 2006. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ l.1-1.22,

STIPULATION OF SETTLEMENT — C-02-4497-RMW	- 15 -

2.6, 2.7, 7.4-7.6, 8.3 and 8.4 hereof, shall have no further force or effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to any of plaintiff’s counsel or expenses to the Lead Plaintiff shall constitute grounds for cancellation or termination of the Stipulation.
     7.6 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Lead Plaintiff nor any of his counsel shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Notice and Administration Fund pursuant to ¶2.6 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶¶2.8 and 7.4 hereof.
     7.7 If a case is commenced with respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction, then, at Lead Plaintiff’s option, as to such Defendant, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void, or, alternatively, Lead Plaintiff may terminate the entire settlement as to all Defendants.
     7.8 Each of the Defendants warrants and represents that he, she or it is not “insolvent” within the meaning of 11 U.S.C. §101(32) as of the time this Stipulation is executed and as of the time any payments are transferred or made as required by this Stipulation.
     8. Miscellaneous Provisions
     8.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement

STIPULATION OF SETTLEMENT — C-02-4497-RMW	- 16 -

all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.
     8.2 The Settling Parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Final Judgment will contain a finding, during the course of the Litigation, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.
     8.3 Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Defendants may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
     8.4 All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation.
     8.5 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

STIPULATION OF SETTLEMENT — C-02-4497-RMW	- 17 -

     8.6 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.
     8.7 The Stipulation and the Exhibits attached hereto and the Supplemental Agreement constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.
     8.8 Lead Counsel, on behalf of the Class, are expressly authorized by the Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which they deem appropriate.
     8.9 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.
     8.10 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.
     8.11 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.
     8.12 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.
     8.13 This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State’s choice-of-law principles.

STIPULATION OF SETTLEMENT — C-02-4497-RMW	- 18 -

     IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of November 12, 2006.
LERACH COUGHLIN STOIA GELLER
     RUDMAN & ROBBINS LLP
PATRICK J. COUGHLIN
JOHN K. GRANT
LUKE O. BROOKS
100 Pine Street, Suite 2600
San Francisco, CA 94111
Telephone: 415/288-4545
415/288-4534 (fax)
LERACH COUGHLIN STOIA GELLER
     RUDMAN & ROBBINS LLP
WILLIAM S. LERACH
JOY ANN BULL

/s/ JOY ANN BULL JOY ANN BULL
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)
Lead Counsel for Plaintiffs
SCOTT & SCOTT, LLC
DAVID R. SCOTT
108 Norwich Avenue
Colchester, CT 06415
Telephone: 860/537-3818
860/537-4432 (fax)
GLANCY & BINKOW LLP
LIONEL Z. GLANCY
KEVIN RUF
1801 Avenue of the Stars, Suite 311
Los Angeles, CA 90067
Telephone: 310/201-9150
310/201-9160 (fax)
Counsel for Plaintiffs

STIPULATION OF SETTLEMENT — C-02-4497-RMW	- 19 -

O’MELVENY & MYERS LLP
MEREDITH N. LANDY
JOSHUA D. BAKER

/s/ Meredith N. Landy MEREDITH N. LANDY
2765 Sand Hill Road
Menlo Park, CA 94025
Telephone: 650/473-2600
650/473-2601 (fax)
Counsel for Defendants

STIPULATION OF SETTLEMENT — C-02-4497-RMW	- 20 -

CERTIFICATE OF SERVICE
     I hereby certify that on April 30, 2007, I electronically filed the foregoing with the Clerk of the Court using the CM/ECF system which will send notification of such filing to the e-mail addresses denoted on the attached Electronic Mail Notice List, and I hereby certify that I have mailed the foregoing document or paper via the United States Postal Service to the non-CM/ECF participants indicated on the attached Manual Notice List.
     I further certify that I caused this document to be forwarded to the following designated Internet site at: http://securities.lerachlaw.com/.
     I certify under penalty of perjury under the laws of the United States of America that the foregoing is true and correct. Executed on April 30, 2007.

s/ Joy Ann Bull JOY ANN BULL
LERACH COUGHLIN STOIA GELLER
     RUDMAN & ROBBINS LLP
655 West Broadway, Suite 1900
San Diego, CA 92101-3301
Telephone: 619/231-1058
619/231-7423 (fax)
E-mail: Joyb@lerachlaw. com

Mailing Information for a Case 5:02-cv-04497-RMW
Electronic Mail Notice List
The following are those who are currently on the list to receive e-mail notices for this case.
•	Jeffrey S. Abraham

•	Joshua D. Baker jbaker@omm.com lnewell@omm.com

•	Eric J. Belfi ebelfi@labaton.com ElectronicCaseFiling@labaton.com

•	Luke O Brooks lukeb@lerachlaw.com e_file_sf@lerachlaw.com

•	Patrick J. Coughlin patc@lerachlaw.com e_file_sf@lerachlaw.com

•	Dario DeGhetaldi deg@coreylaw.com

•	Dale M. Edmondson dedmondson@omm.com dbrown@omm.com;lhabbeshaw@omm.com;rbrown@omm.com;sfolchi@omm.com;jbaker@omn

•	Sara May Folchi sfolchi@omm.com lnewell@omm.com

•	Lionel Z. Glancy info@glancylaw.com

•	Michael M. Goldberg info@glancylaw.com

•	John K. Grant johnkg@lerachlaw.com e_file_sf@lerachlaw.com;e_file_sd@lerachlaw.com;KiyokoH@lerachlaw.com;cwood@lerachlaw

•	Robert A. Jigarjian CAND.USCOURTS@CLASSCOUNSEL.COM

•	Reed R. Kathrein reed@hbsslaw.com nancyq@hbsslaw.com

•	Meredith N. Landy mlandy@omm.com dfurbush@omm.com;dbrown@omm.com;lhabbeshaw@omm.com;dedmondson@omm.com;jbake

•	William S. Lerach e_file_sd@lerachlaw.com

•	Thomas D. Mauriello tomm@maurlaw.com

•	Jerry E. Nastari jen@coreylaw.com deg@coreylaw.com

•	Jeffrey S. Nobel firm@snlaw.net

•	Ira M. Press ipress@kmslaw.com lmorris@kmslaw.com

•	Darren J. Robbins

•	Lori E. Romley lromley@omm.com dbrown@omm.com

•	Kevin Ruf info@glancylaw.com

•	Andrew M. Schatz firm@snlaw.net

•	David R. Scott drscott@scott-scott.com

•	Evan Jason Smith esmith@brodsky-smith.com
Manual Notice List
The following is the list of attorneys who are not on the list to receive e-mail notices for this case (who therefore require manual noticing). You may wish to use your mouse to select and copy this list into your word processing program in order to create notices or labels for these recipients.
Howard K. Coates
Cauley Geller Bowman & Coates LLP
One Boca Place, Suite 421A
2255 Glades Road
Boca Raton, FL 33431
George R. Corey
Corey Luzaich Pliska De Ghetaldi Nastari
700 El Camino Real
P.O. Box 669
Millbrae, CA 94030-0669
Kenneth A. Elan
Law Offices of Kenneth A. Elan

217 Broadway
Suite 404
New York, NY 10007
Brian M. Felgoise
Law Offices of Brian M. Felgoise
230 South Broad Street
Suite 404
Philadelphia, PA 19102
Joshua M. Lifshitz
Bull & Lifshitz, LLP
246 West 38th Street
New York, NY 10018
Laurence D. Paskowitz
Abraham & Paskowitz
60 East 42nd Street
New York, NY 10165
Jack Reise
Cauley Geller Bowman & Coates LLP
One Boca Place, Suite 421A
2255 Glades Road
Boca Raton, FL 33431
Amanda L. Riddle
Corey Luzaich Pliska De Ghetaldi Nastari
700 El Camino Real
P.O. Box 669
Millbrae, CA 94030-0669
Daniel S. Sommers
Cohen Milstein Hausfeld & Toll P.L.L.C.
1100 New York Avenue N.W.
West Tower, Suite 500
Washington, DC 20005
Steven J. Toll
Cohen Milstein Hausfeld & Toll, P.L.L.C.
1100 New York Avenue, N. W.
West Tower, Suite 500
Washington, DC 20005-3964

ESS Technology, Inc.
Manual Service List

Kip B. Shuman
Shuman & Berens LLP
801 East 17th Avenue
Denver, CO 80218
Marc A. Topaz
Schiffrin, Barroway, Topaz & Kessler, LLP
280 King of Prussia Road
Radnor, PA 19087